Exhibit 2.2

Franklin Covey Co.
2200 West Parkway Blvd.
Salt Lake City, UT  84119

July 3, 2008

Franklin Covey Products, LLC
2250 West Parkway Blvd.
Salt Lake City, UT  84119

Re:  Agreements Related to and Amendment of Master Asset Purchase Agreement

Reference is made to that certain Master Asset Purchase Agreement (the “Purchase Agreement”), dated as of May 22, 2008, by and among Franklin Covey Products, LLC (“Buyer”), Franklin Covey Co. (the “Company”), and the other Selling Companies identified therein, and that certain Purchase Companies Assignment Agreement of even date herewith, by and among Buyer, Franklin Covey Products Canada ULC, a Canadian corporation (“FCP Canada”), FC Products de Mexico, S. de R. L. de C.V., a Mexican company (“FCP Mexico”), and Franklin Covey Products Europe Limited, a company registered in the UK (“FCP Europe,” and together with Buyer, FCP Mexico and FCP Canada, the “Purchasing Companies”).  The Company, Buyer, the other Purchasing Companies and the other Selling Companies, wish to amend the Purchase Agreement and enter into the other agreements related to the Purchase Agreement as set forth herein.  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

1. The following exhibits to this letter agreement, in the form attached hereto, are deemed to be the exhibits to the Purchase Agreement as if delivered on the date of and in connection with the execution of the Purchase Agreement:

Exhibit A – Master License Agreement
Exhibit B – Master Shared Services Agreement
Exhibit C – Buyer Operating Agreement
Exhibit D – Supply Agreement
Exhibit E1 – Lease Agreement (Office)
Exhibit E2 – Sub-sublease (Warehouse)
Exhibit F – Bill of Sale
Exhibit F1 – Bill of Sale for FC Mexico
Exhibit G – Assignment and Assumption Agreement
Exhibit G1 – Assignment and Assumption Agreement for FC Mexico

2. Each of Schedule 3.4, Schedule 6.5(a)(i) and Schedule 6.5(a)(ii) to the Purchase Agreement, as attached to the Purchase Agreement and delivered to Buyer in connection with the execution of the Purchase Agreement, is replaced in its entirety with Schedule 3.4, Schedule 6.5(a)(i) and Schedule 6.5(a)(ii), respectively, as attached hereto, and any reference to Schedule 3.4, Schedule 6.5(a)(i) or Schedule 6.5(a)(ii) in the Purchase Agreement is deemed to refer to Schedule 3.4, Schedule 6.5(a)(i) or Schedule 6.5(a)(ii), respectively, as attached hereto.

3. For purposes of preparing the Estimated Closing Date Balance Sheet and the Closing Date Balance Sheet, and in determining the Estimated Closing Date Net Current Assets and the

Closing Date Net Current Assets, any assets of Franklin Covey de Mexico S. de R. L. de C.V. (“FC Mexico”) and relating to the Mexican Business (as defined in the Master Shared Services Agreement) will be deemed to be Acquired Assets, and any liabilities of FC Mexico relating to the Mexican Business will be deemed to be Assumed Liabilities.  Upon receipt by FCP Mexico of all Mexican Authorizations (as defined in the Master Shared Services Agreement), FC Mexico will deliver to FCP Mexico a bill of sale for such Acquired Assets relating to the Mexican Business that are Tangible Personal Property, in substantially the form of Exhibit F1, and an assignment and assumption agreement for Acquired Assets relating to the Mexican Business that are Acquired Contracts and Acquired Leases, in substantially the form of Exhibit G1, duly executed by FC Mexico.

4. The first sentence of Section 2.1 of the Purchase Agreement is hereby amended and restated to read as follows (with new text shown in bold and italics):

“2.1           Purchase and Sale of Acquired Assets.  At the Closing and on the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell, or to cause the Selling Subsidiaries to sell (the Company and the Selling Subsidiaries being collectively referred to herein as the “Selling Companies”), to Buyer or such directly or indirectly wholly-owned Subsidiaries of Buyer as Buyer may designate in writing to the Company prior to the Closing (Buyer and such designated directly or indirectly wholly-owned Subsidiaries being collectively referred to as the “Purchasing Companies”), and Buyer agrees to buy, or to cause the other Purchasing Companies to buy, from the Selling Companies, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances listed on Schedule 3.7(c), all right, title and interest in and to all of the assets of the Company or the Selling Subsidiary, as applicable, that are used exclusively in the Business as conducted on the date hereof (collectively, the “Acquired Assets”), as more specifically described below (but excluding the Excluded Assets):”

5. Section 2.9(b)(i)(D) of the Purchase Agreement is hereby amended and restated in full to read as follows (with new text shown in bold and italics):

“(D)           a contribution of $1,755,000 to Buyer from Franklin Covey Client Sales, Inc., by wire transfer of immediately available funds to the account designated by Buyer to the Company no later than three business days prior to the Closing, to acquire a 19.5% equity interest in Buyer, before giving effect to any grants of interest to certain employees of the Company in connection with the Closing, as contemplated in the Buyer Operating Agreement;”

6. Section 2.9(b)(i)(E) of the Purchase Agreement is hereby amended and restated in full to read as follows (with new text shown in bold and italics):

“(E)           a contribution of $1,000,000 to Buyer from Franklin Covey Client Sales, Inc., by wire transfer of immediately available funds to the account designated by Buyer to the Company no later than three business days prior to the Closing, constituting the FC Priority Contribution (as defined in the Buyer Operating Agreement);”

7. The first sentence of Section 9.3(a) of the Purchase Agreement is hereby amended and restated to read as follows (with new text shown in bold and italics):

“(a)           Any party (the “Indemnifying Party”) will indemnify, defend and hold harmless the other party and its officers, directors, employees, agents, shareholders and Affiliates (collectively, the “Indemnified Parties”) against any Loss arising from, relating to or constituting any Litigation instituted by any third party arising out of the actions or inactions of the Indemnifying Party (or allegations thereof) whether occurring prior to, on or after the Closing Date that are or may be Losses, other than those relating solely to a breach by the Buyer or the Company, as applicable, of this Agreement (any such third party action or proceeding being referred to as a “Third Party Action”).”

8. Buyer hereby waives the following conditions to the obligations of Buyer in the Purchase Agreement to take the actions required of it at the Closing:

(a)
The condition set forth in Section 7.1(d) of the Purchase Agreement requiring the Company to obtain each Required Consent, except for Required Consents relating to the leasehold interests in the real property leased or otherwise used or occupied by the Company exclusively for the Business as listed on Schedule 2.1(a)(i) of the Purchase Agreement, as such schedule may have been updated pursuant to Section 10.11(b) of the Purchase Agreement prior to the Closing, will have been obtained and be in full force and effect.  The Company has obtained the Consents listed on Attachment 1 to this letter agreement.

(b)
The condition set forth in Section 7.1(e) of the Purchase Agreement requiring the Company to obtain at least 70% of Required Consents relating to the leasehold interests in the real property leased or otherwise used or occupied by the Company exclusively for the Business as listed on Schedule 2.1(a)(i) of the Purchase Agreement, as such schedule may have been updated pursuant to Section 10.11(b) of the Purchase Agreement prior to the Closing will have been obtained and be in full force and effect.  The Company has obtained the lease Consents listed on Attachment 2 to this letter agreement.  The Company acknowledges and agrees that it will continue to use commercially reasonable efforts to obtain the Required Consents relating to the leasehold interests, and will promptly inform the Buyer of any changes in the status thereof.

9. The following are hereby amended and restated:

(a)	Article I of the Purchase Agreement is hereby amended by adding the following definitions:

““Additional Reimbursable Expenses” has the meaning set forth in Section 2.10(d)(iii).”

““Estimated Reimbursable Expenses” means the Company’s good faith estimate, as of the Closing Date, for Reimbursable Expenses delivered to Buyer on or prior to the Closing Date.”

““Paid Reimbursable Expenses” has the meaning set forth in Section 2.10(a).”

““Reimbursable Expense Set-Off” has the meaning set forth in Section 2.10(d)(iv).”

(b)	The definition of “Reimbursable Expenses” in Article I of the Purchase Agreement is hereby amended and restated in full to read as follows (with revised text shown in bold and italics):

““Reimbursable Expenses” means all costs and expenses paid or accrued by the Company for the benefit of the Buyer at the Buyer’s written request or with the Buyer’s written consent prior to or after the Closing Date.”

(c)	The first sentence of Section 2.8(a) of the Purchase Agreement is hereby amended and restated in full to read as follows (with revised text shown in bold and italics):

“(a)           At Closing, a cash amount equal to the Estimated Purchase Price plus the amount of the Estimated Reimbursable Expenses; provided, however, that if the sum or difference, as applicable, of the aggregate amount of the Estimated Reimbursable Expenses plus the amount, if any, by which the Estimated Closing Date Net Current Assets exceeds the Target Net Current Assets or minus the amount, if any, by which the Target Net Current Assets exceeds the Estimated Closing Date Net Current Assets results in a positive amount payable by Buyer to the Company (collectively, the “Estimated Buyer Shortfall Amount”), then, only to the extent Buyer reasonably determines in good faith that it has insufficient Available Cash to fund the payment of the Estimated Buyer Shortfall Amount, Buyer may deliver to the Company at Closing a subordinated promissory note with an aggregate principal amount equal to such amount of the Estimated Buyer Shortfall Amount that Buyer is not able to fund in cash (the “Working Capital Note”) (the amount of cash to be delivered to the Company at Closing pursuant to this Section 2.8(a) shall be referred to as the “Cash Payment Amount”).”

(d)	Section 2.8(b) of the Purchase Agreement is hereby amended and restated in full to read as follows (with revised text shown in bold and italics):

“(b)           If the parties determine there are Excess Net Current Assets or Additional Reimbursable Expenses pursuant to Section 2.10(d), Buyer will pay to the Company an aggregate cash amount equal to such Excess Net Current Assets or Additional Reimbursable Expenses, as applicable, as set forth in Sections 2.10(d) and (e); provided, however, if Buyer reasonably determines in good faith that it has insufficient Available Cash to fund such cash payment of the amount of such Excess Net Current Assets or Additional Reimbursable Expenses, as

applicable, then Buyer may deliver to the Company an additional subordinated promissory note with an aggregate principal amount equal to the aggregate amount of such Excess Net Current Assets and Additional Reimbursable Expenses, as applicable that Buyer is not able to fund in cash (the “Adjustment Note” and together with the Working Capital Note, the “Buyer Notes”).  The Adjustment Note will be in a form reasonably acceptable to the Company and Buyer, each acting in good faith, and will be payable and will bear interest on the same terms as the Working Capital Note.”

(e)	Section 2.10 of the Purchase Agreement is hereby amended and restated in full to read as follows (with additional text shown in bold and italics and deleted text shown in bold and struckthrough):

2.10           Post-Closing Adjustment to Estimated Purchase Price

(a)           The Company will promptly prepare and deliver to Buyer within 60 days after the Closing Date (i) a balance sheet (the “Closing Date Balance Sheet”) for the Business as of the close of business on the Closing Date with respect to the Acquired Assets and the Assumed Liabilities and in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements, and (ii) a final list of all Reimbursable Expenses paid by the Company (the “Paid Reimbursable Expenses”).  The Closing Date Balance Sheet will include a determination of the Closing Date Net Current Assets of the Business as of the close of business on the Closing Date.  “Closing Date Net Current Assets” means the excess of Current Assets over Current Liabilities shown on the Closing Date Balance Sheet.  “Current Assets” means the current assets shown on a balance sheet that are Acquired Assets and are not Excluded Assets.  “Current Liabilities” means the current liabilities shown on a balance sheet that are Assumed Liabilities and are not Retained Liabilities, excluding the short term portion of any long term Liability.  The Company will make the workpapers and back up materials used in preparing the Closing Date Balance Sheet and the Paid Reimbursable Expenses available to Buyer and its accountants and other representatives at reasonable times and upon reasonable notice during (i) the review by Buyer of the Closing Date Balance Sheet and the Paid Reimbursable Expenses and (ii) the resolution by the Company and Buyer of any objections to the Closing Date Balance Sheet or the Paid Reimbursable Expenses.

(b)           Buyer may object to the Closing Date Balance Sheet on the basis that it was not prepared in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements or that the calculation of Closing Date Net Current Assets contains mathematical errors.  If Buyer has any objections to the Closing Date Balance Sheet, ~~or~~ the Closing Date Net Current Assets or the Paid Reimbursable Expenses, Buyer will deliver a detailed statement describing such objections to the Company within 30 days after receiving the Closing Date Balance Sheet and the Paid Reimbursable Expenses.  Buyer and the Company will attempt in good faith to resolve any such objections.  If Buyer and the Company do not reach a resolution of all objections within 30 days after the Company has received the statement of objections, Buyer and the

Company will select a mutually acceptable accounting firm to resolve any remaining objections.  If Buyer and the Company are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding the regular outside accounting firms of Buyer and the Company).  The accounting firm will determine, (i) in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements, the amounts to be included in the Closing Date Balance Sheet and the Closing Date Net Current Assets, and (ii) the Paid Reimbursable Expenses.  The parties will provide the accounting firm, within 10 days of its selection, with a definitive statement of the position of each party with respect to each unresolved objection and will advise the accounting firm that the parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections.  The Company and the Buyer, as applicable, will provide the accounting firm access to the books and records of the Company.  The accounting firm will have 30 days to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection.  The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties.  The Company will revise the Closing Date Balance Sheet and the determination of the Closing Date Net Current Assets as appropriate to reflect the resolution of any objections to the Closing Date Balance Sheet pursuant to this Section 2.10(b).

(c)           If Buyer and the Company submit any unresolved objections to an accounting firm for resolution as provided in Section 2.10(b), Buyer and the Company will each bear their respective costs and expenses and will share equally in the fees and expenses of the accounting firm.

(d)           Within 10 business days after the date on which both the Closing Date Net Current Assets and the Paid Reimbursable Expenses are finally determined pursuant to this Section 2.10:

(i)           If the Closing Date Net Current Assets exceeds the Estimated Closing Date Net Current Assets (the amount of such excess, the “Excess Net Current Assets”), Buyer will pay to the Company an aggregate amount equal to the Excess Net Current Assets, or, as provided in Section 2.8(b), deliver to the Company the Adjustment Note.

(ii)           If the Closing Date Net Current Assets is less than the Estimated Net Current Assets (the amount of such difference, the “Net Current Assets Shortfall”), the aggregate amount of accrued interest and then principal owing pursuant to the Working Capital Note, if any, will be reduced by an amount equal to the Net Current Assets Shortfall, and, to the extent the Net Current Assets Shortfall exceeds the amount owing pursuant to the Working Capital Note, if any, the Company will pay the balance to Buyer.

(iii)           If the Paid Reimbursable Expenses exceed the Estimated Reimbursable Expenses (the amount of such excess, the “Additional

Reimbursable Expenses”), Buyer will pay to the Company an aggregate amount equal to the Additional Reimbursable Expenses, or, as provided in Section 2.8(b), deliver to the Company the Adjustment Note.

(iv)           If the Paid Reimbursable Expenses are less than Estimated Reimbursable Expenses (the amount of such difference, the “Reimbursable Expense Set-Off”), the aggregate amount of first accrued interest and then principal owing pursuant to the Working Capital note, if any, will be reduced by an amount equal to the Reimbursable Expense Set-Off, and, to the extent the Reimbursable Expense Set-Off exceeds the amount owing pursuant to the Working Capital note, if any, the Company will pay the balance to Buyer.

(e)           All payments of cash to be made to Buyer or the Company pursuant to this Section 2.10 will be made by wire transfer of immediately available funds to the accounts designated by Buyer or the Company, as applicable.

(f)           Any payment made pursuant to this Section 2.10 will be the exclusive remedy provided in this Agreement or otherwise for any breach of representation or warranty with respect to any element of the Closing Date Balance Sheet.

(g)           Judgment upon the award rendered by the accounting firm may be entered in any court of competent jurisdiction.

10. Article 2 of the Purchase Agreement is hereby amended by adding a new Section 2.15 to read as follows:

“2.15                      Formation of Delaware Special Purpose Entity.  Within ninety (90) days following the Closing Date, the Company will form a bankruptcy remote special purpose entity that will be a Delaware limited liability company (“Delaware Newco”) and be wholly-owned by the Company and formed pursuant to the Delaware Limited Liability Company Act, Title 6, Chapter 18, of Delaware Code Annotated, as amended from time to time (the “Delaware LLC Act”), all in the form and manner as mutually satisfactory to Buyer and the Company and consented to by those lending institutions providing the Financing and the Company’s secured lenders.  In forming Delaware Newco, the Company will take the following actions:

(a)           The Company will prepare a customary certificate of formation for Delaware Newco (the “Certificate of Formation”), which may also include, to the extent mutually agreed by Buyer and the Company, one or more of the provisions described in Section 2.15(b) below and other customary separateness covenants.

(b)           The Company shall prepare a limited liability company agreement for the operation and governance of Delaware Newco (such agreement, the “Newco LLC Agreement”), which Newco LLC Agreement will be in a form mutually agreed upon between the Company and Buyer and contain customary terms and conditions for a bankruptcy remote special purpose entity, including, but not limited to, the following provisions:

(i)           setting forth the purpose of Delaware Newco to engage in the following activities:  (A) acquire, own and hold the Licensed Materials (as defined in the Master License Agreement), (B) to exclusively license such Licensed Materials to Buyer and the Company on terms consistent with the Master License Agreement, and (C) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes;

(ii)           customary covenants limiting the activities of Delaware Newco, as well as covenants aimed at respecting the separate legal entity status of Delaware Newco;

(iii)           a provision restricting the ability to (A) dissolve Delaware Newco, (B) sell all or substantially all of the assets of Delaware Newco, (C) amend the  provisions of the Newco LLC Agreement relating to the matters described in paragraph (b)(iv) of this Section 2.15, and (D) preclude Delaware Newco from incurring any financial obligation or granting any Encumbrance with respect to its assets;

(iv)           a requirement that Delaware Newco shall have at all times at least one (1) independent manager as defined in the Newco LLC Agreement (the “Independent Director”), whose consent shall be required for Delaware Newco to take any action set forth in subsection 2.15(b)(iii) above or any action relating to the bankruptcy of Delaware Newco (“Bankruptcy”), including, without limitation, the bankruptcy or insolvency of Delaware Newco, including any voluntary or involuntary commencement of any case under the Bankruptcy Code, Title 11 of the United States Code, or commencement of any other bankruptcy arrangement, reorganization, receivership, custodianship, or similar proceeding under any federal, state, or foreign law (provided, however, such Independent Director shall have a right to consent only to such actions and shall not participate in or receive information with respect to any other matters or decisions coming before the board of managers or directors of Delaware Newco).  The Newco LLC Agreement, pursuant to Section 18-1101 of the Delaware Limited Liability Company Act, shall provide that the Independent Director shall have no liability for a breach of fiduciary duties, except for a breach of fiduciary duties in connection with the actions of Independent Director relating to the actions set forth in subsection 2.15(b)(iii) above or relating to the Bankruptcy of Delaware Newco;

(v)           a provision providing that the Bankruptcy of the Company (or its successor in interest) shall not cause the Company (or its successor in interest) to cease to be a member of Delaware Newco, and upon the occurrence of such an event, Delaware Newco will continue without dissolution;

(vi)           a provision providing that upon dissolution of the sole initial member of Delaware Newco, the Independent Director shall, without any action of any Person or simultaneously with the Company ceasing to be a member of the Company, automatically be admitted to Delaware Newco as a special member thereof (the “Special Member”); provided that no Special Member shall (A) have any interest in the profits, losses and capital of Delaware Newco or any right to receive any distribution of Delaware Newco’s assets, (B) be required to make any capital contributions to Delaware Newco, (C) receive any limited liability company interest in Delaware Newco, (D) possess any authority to bind Delaware Newco, in such capacity as a Special Member, or (E) have any right to vote on, approve or otherwise consent to any action by, or matter relating to, Delaware Newco, except as required by any mandatory provision of the Delaware LLC Act; and

(vii)           a waiver of the Company (or its successor in interest) and any Independent Director of any right it might have to agree in writing to dissolve Delaware Newco upon the Bankruptcy of the Company (or its successor in interest) or the occurrence of an event that causes the Company (or its successor in interest) to cease to be a member of Delaware Newco.

(c)           The Company and the Buyer will attempt in good faith to jointly select the one (1) individual to serve as the Independent Director (as defined in Section 2.15(b) above) of Newco Delaware;

(d)           The Company will deliver the form of the Certificate of Formation and the Newco LLC Agreement to Buyer for Buyer’s approval, and within fifteen (15) days from receipt thereof Buyer shall either (i) provide the Company with the Buyer’s confirmation of approval as to the provided form of such documents, or (ii) provide the Company with notice of Buyer’s withholding of approval, which notice shall include in detail the Buyer’s reasonable objections to the form of such documents so provided.  Until the form of each of the Certificate of Formation and the Newco LLC Agreement is expressly approved in writing by the Buyer, the Company shall have the right to supplement, modify or otherwise alter such documents, but in each event subject to the consent of Buyer, which consent shall not be unreasonably withheld or delayed.  Buyer and the Company may otherwise act in good faith in jointly preparing the Certificate of Formation and the Newco LLC Agreement.

(e)           Upon approval of the form of the Certificate of Formation and the Newco LLC Agreement between Buyer and the Company and consented to by those lending institutions providing the Financing and the Company’s secured lenders, the Company will (i) file the Certificate of Formation with the Secretary of State of the State of Delaware, and (ii) execute and deliver the Newco LLC Agreement.

(f)           As soon as reasonably practicable following the execution and delivery of the Newco LLC Agreement pursuant to Section 2.15(d), the Company shall contribute to Delaware Newco, (i) all of its right, title and interest in and to the Licensed Materials, free and clear of all Encumbrances, and (ii) all of its right, title and interest in and to the License Agreement, it being understood that such assignment shall be by a separate instrument in a form mutually agreeable to Buyer and the Company, and (iii) capital from time to time in amounts reasonably sufficient to allow Delaware Newco to perform its obligations under the Master License Agreement and the Newco LLC Agreement.

(g)           As soon as reasonably practicable following the execution and delivery of the Newco LLC Agreement, the Company, acting diligently, shall initiate recording of the assignments of the Licensed Materials and License Agreement or related documents, as required, with each of the applicable Trademark and Copyright Offices (as defined in the Master License Agreement) throughout the world.  Buyer will either pay directly or reimburse the Company for all costs associated with the work done at Buyer’s request or with Buyer’s consent pursuant to this paragraph (g); such costs to include, without limitation, legal fees and recording, registration and similar costs.

(h)           As soon as reasonably practicable following the execution and delivery of the Newco LLC Agreement, the Company and Buyer shall amend the Master License Agreement to the extent necessary to (i) accurately reflect the assignment of the Company’s rights thereunder, and (ii) provide for the license of the Licensed Materials to the Company and the Buyer as appropriate or necessary in order that the Company and Buyer are able to perform their respective obligations under such agreement, as amended.”

11. The parties hereto acknowledge that Buyer has assigned a portion of its rights under the Purchase Agreement to the Purchasing Companies to purchase a portion of the Acquired Assets, all pursuant to that Assignment Agreement, dated as of July 3, 2008, by and among Buyer and the other Purchasing Companies.

Except as expressly modified herein, the Purchase Agreement remains in full force and effect in accordance with its terms.  In the event of any conflict or inconsistency between the Purchase Agreement and this letter agreement with respect to the subject matter hereof, this letter agreement shall control.  This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

[Remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this letter agreement as of the date first set forth above.

BUYER:
FRANKLIN COVEY PRODUCTS, LLC
By:
Name:	James B. Nelson
Title:	Manager
THE COMPANY:
FRANKLIN COVEY CO.
By:
Name:	Robert A. Whitman
Title:	Chairman and Chief Executive Officer
THE SELLING SUBSIDIARIES:
FRANKLIN COVEY CANADA, LTD.
By:
Name:	Robert A. Whitman
Title:	President
FRANKLIN COVEY DE MEXICO S. DE R.L. DE C.V.
By:
Name:	Robert A. Whitman
Title:	President

FRANKLIN COVEY EUROPE, LTD.
By:
Name:	Robert A. Whitman
Title:	President
FRANKLIN COVEY CLIENT SALES, INC.
By:
Name:	Sarah Merz
Title:	President
FRANKLIN COVEY CATALOG SALES, INC.
By:
Name:	Sarah Merz
Title:	President
FRANKLIN COVEY PRODUCT SALES, INC.
By:
Name:	Sarah Merz
Title:	President
FRANKLIN COVEY PRINTING, INC.
By:
Name:	Robert A. Whitman
Title:	President

FRANKLIN COVEY PRODUCTS EUROPE LIMITED
By:
Name:	Sarah Merz
Title:	Director
FRANKLIN COVEY PRODUCTS CANADA ULC
By:
Name:
Title:
FC PRODUCTS DE MEXICO, S. DE R.L. DE C.V.
By:
Name:	Sarah Merz
Title:	Manager